UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2023

Rent the Runway, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-40958	80-0376379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
Rent the Runway, Inc.
10 Jay Street
Brooklyn, New York 11201
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (212) 524-6860

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	RENT	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Facility Amendment

On January 31, 2023, Rent the Runway, Inc. (the “Company”) entered into an Ninth Amendment (the “Credit Facility Amendment”) to its term loan agreement dated as of July 23, 2018, as amended to date, with Double Helix Pte Ltd. (“Double Helix”), an indirectly wholly-owned subsidiary of Temasek Holdings (Private) Limited, as administrative agent for the lenders party thereto (the “Lenders”) which is referred to herein as the Credit Facility (as amended by the Credit Facility Amendment, the “Amended Credit Facility”). The Credit Facility Amendment provides for, among other things, (i) an extension of the maturity of the Amended Credit Facility to October 29, 2026, (ii) a reduction of the cash portion of the interest rate to 2.00% per annum through July 31, 2024, increasing to 5.00% per annum for the duration of the Amended Credit Facility (with the remainder of the total interest in each period to be paid in kind) and (iii) a 1.00% increase in the total interest rate on February 1, 2024 and on each subsequent one-year anniversary thereof for the duration of the Amended Credit Facility.

A copy of the Credit Facility Amendment is included as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference. The foregoing description does not purport to be complete and is subject and qualified in its entirety by reference to the Credit Facility Amendment.

Double Helix Warrant

In connection with and as consideration for entering into the Credit Facility Amendment, on January 31, 2023, the Company granted a warrant to Double Helix to purchase up to 2 million shares of the Company’s Class A common stock, par value $0.001 per share (the “Warrant Shares”) at an exercise price of $5.00 per share (the “Warrant”). The Warrant will expire on January 31, 2030 and may be net exercised at the holder’s election.

The Warrant is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and corresponding provisions of state securities or “blue sky” laws, as a transaction by an issuer not involving a public offering. Double Helix represented that it was acquiring the Warrant and shares of Class A common stock issuable upon exercise of the Warrant for investment for Double Helix’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, neither the Warrant nor the shares of Class A common stock issuable upon exercise of the Warrant have been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Appropriate legends have been affixed to the securities issued in this transaction.

The foregoing description of the Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Class A Common Stock Warrant which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2023, Dan Rosensweig tendered his resignation to be effective as of April 1, 2023 from the Company’s Board of Directors in order to reduce his time commitment and avoid overboarding concerns under proxy advisor and other institutional investor policies and not as a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices. Mr. Rosensweig currently serves as President, Chief Executive Officer and Chairman of Chegg.com and as a director of Adobe Inc. Beginning April 1, 2023, Mr. Rosensweig will serve in an advisory role to the Company and the Board of Directors.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Class A Common Stock Warrant, dated January 31, 2023

10.1	Ninth Amendment to the Credit Agreement, dated as of January 31, 2023, by and among the Company, the lenders from time to time party thereto and Double Helix Pte Ltd., as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT THE RUNWAY, INC.

Date: January 31, 2023	By:	/s/ Scarlett O’Sullivan
Scarlett O’Sullivan Chief Financial Officer